                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           JWGenesis Financial Corp
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           JWGenesis Financial Corp
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           JWGENESIS FINANCIAL CORP.
                      980 NORTH FEDERAL HIGHWAY SUITE 310
                           BOCA RATON, FLORIDA 33432

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 13, 1998

                               ----------------

To the Stockholders of JWGenesis Financial Corp.

  Notice is hereby given that the Annual Meeting of Stockholders of JWGenesis Financial Corp. (the "Company") will be held on Tuesday, October 13, 1998, at 10:00 a.m. Eastern Time, at the Company's executive offices, 980 North Federal Highway, Suite 310, Boca Raton, Florida, for the following purposes:

  1. To elect nine (9) directors to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors, if there are to be any, have been duly elected and have qualified;

  2. To approve the adoption of the Company's 1998 Stock Option and Award
  Plan;

  3. To approve the adoption of the Company's Management Incentive Bonus
  Plan;

  4. To transact such other business as may properly come before the meeting or any postponement, adjournment, or adjournments thereof.

  Only stockholders of record at the close of business on August 7, 1998 are entitled to notice of and to vote at the Annual Meeting of Stockholders or any postponement or adjournment thereof.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Joel E. Marks
                                          Secretary

September 15, 1998


 WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                           JWGENESIS FINANCIAL CORP.

                               ---------------

                                PROXY STATEMENT

                               ---------------

                       DATED SEPTEMBER 15, 1998 FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 13, 1998

  This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of JWGenesis Financial Corp. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, October 13, 1998, including any postponement, adjournment, or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about September 15, 1998.

  Only stockholders of record at the close of business on August 7, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 5,315,721 shares of Common Stock, par value $.001 per share ("Common Stock"), outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the transaction of all business before the Annual Meeting.

  Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

  The Company was incorporated in January 1998, and its Common Stock was registered under Section 12(b) of the Securities Exchange Act of 1934 in connection with the consummation of a share exchange (the "Share Exchange") of one share of Company Common Stock for each share of JW Charles Financial Services, Inc. ("JWCFS") Common Stock, after approval of the JWCFS shareholders, on June 12, 1998. As a result of the Share Exchange, JWCFS became a wholly-owned subsidiary of the Company. Immediately after the Share Exchange, the Company acquired all of the outstanding equity interests of Genesis Merchant Group Securities, LLC ("GMGS") by the delivery of an aggregate of 1.5 million shares of Company Common Stock to the holders of such equity interests, and GMGS thereby became a wholly-owned subsidiary of the Company. On July 15, 1998, GMGS changed its name to JWGenesis Capital Markets, LLC ("JWG Capital"). JWCFS is deemed to be the predecessor of the Company for accounting and certain other purposes.

  A COPY OF THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS SUPPLEMENTED BY THE FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF GMGS FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997, SET FORTH AS APPENDIX A HERETO, IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON AUGUST 7, 1998. THE ANNUAL REPORT TO STOCKHOLDERS CONTAINS FINANCIAL STATEMENTS OF JWCFS, AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997. ADDITIONAL COPIES OF THE ANNUAL REPORT WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST TO:

                           JWGENESIS FINANCIAL CORP.
                           980 NORTH FEDERAL HIGHWAY
                                   SUITE 310
                           BOCA RATON, FLORIDA 33432
                     ATTN.: INVESTORS RELATIONS DEPARTMENT

  If the person requesting the Annual Report was not a stockholder of record on August 7, 1998, the request must include a representation that the person was a beneficial owner of Common Stock on that date.

  Proxies that are executed but that do not contain any specific instructions will be voted for the election of all the nominees for directors specified herein, for approval and adoption of the 1998 Stock Option and Award Plan, for approval and adoption of the Management Incentive Bonus Plan, and in the discretion of the persons appointed as proxies, on any other matter that may properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

                 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

  The following table sets forth the holdings of Common Stock, which is the Company's only class of voting securities, by the stockholders who, as of August 7, 1998, were known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, by all directors and nominees for director and by all directors and executive officers of the Company as a group, as of the same date. Unless otherwise indicated, the person or entity has sole power to vote and dispose of the shares.

                                                           NUMBER OF
                                                             SHARES    PERCENT
                                                          BENEFICIALLY   OF
     NAME OF BENEFICIAL OWNER                                OWNED      CLASS
     ------------------------                             ------------ -------
     Marshall T. Leeds(1)(2).............................    693,906    12.7%
     Will K. Weinstein(1)(3).............................    402,811     7.6%
     Joel E. Marks(1)(4).................................    320,183     6.0%
     Avatex Corporation(5)...............................    300,000     5.6%
     WT Investments, Inc.(6).............................    400,000     7.0%
     Philip C. Stapleton.................................    243,805     4.6%
     Jeffrey H. Lehman...................................    161,154     3.0%
     Gregg S. Glaser(7)..................................     73,968     1.4%
     Wm. Dennis Ferguson(8)..............................     74,250     1.4%
     Curtis Sykora.......................................        --      --
     Harvey R. Heller....................................        --      --
     All directors and executive officers as a group
      (9 persons)(2)(4)(6)(7)............................  1,970,077    35.6%

--------
(1) The address for the person is: c/o JWGenesis, 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

(2) Includes 150,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days ("exercisable stock options") of August 7, 1998. Does not include shares to be issued pursuant to the Nonsolicitation Agreement. See "Executive Compensation--Nonsolicitation Agreements."

 (3) Reflects shares owned by the Will K. Weinstein Revocable Trust of which Mr. Weinstein is the grantor and beneficiary.

(4) Includes 52,500 shares of Common Stock issuable upon exercise of exercisable stock options, 73,750 shares of Common Stock owned by Mr. Marks' wife, and 120,000 shares of Company Stock owned by Mr. Marks as custodian for his minor children. Mr. Marks disclaims beneficial ownership of the shares owned by his wife. Does not include shares to be issued pursuant to the Nonsolicitation Agreement. See "Executive Compensation-- Nonsolicitation Agreements."

(5) The address for the entity is: 5910 North Central Expressway, Dallas, Texas 75206.

(6) Shares are issuable upon exercise of a warrant acquired from JWCFS and assumed by the Company. The address for the Company is: 1100 North Market Street, Wilmington, Delaware 19890.

(7) Includes 11,250 shares of Common Stock issuable upon exercise of exercisable stock options.

(8) Includes 7,500 shares of Common Stock issuable upon exercise of exercisable stock options.

                             ELECTION OF DIRECTORS
                       (ITEM NUMBER 1 ON THE PROXY CARD)

  The Company's Board of Directors presently consists of nine members, each of whom serves for a one-year term until the next annual meeting of stockholders and until his successor, if there is to be one, is duly elected and qualified. Each of the nominees is presently a director of the Company and is listed below. The Board of Directors was constituted as part of the Share Exchange. Proxies are being solicited in connection with the election of directors, despite the Board being constituted in connection with the Share Exchange, as a result of American Stock Exchange ("AMEX") requirements.

  Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the record date are present in person or by proxy. An abstention and a broker non-vote are included in determining whether a quorum is present, but will not affect the outcome of the vote. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of the Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. Each person elected as a director shall serve a term that continues until the next annual meeting and until his successor, if there is to be one, is duly elected and qualified.

           NAME          AGE            POSITION(S) WITH THE COMPANY
           ----          ---            ----------------------------
   Marshall T. Leeds....  43 President, Chief Executive Officer, and Chairman
                              of the Board
   Will K. Weinstein....  57 Vice Chairman
   Philip C. Stapleton..  50 Chief Operating Officer and Director
   Joel E. Marks........  42 Executive Vice President, Chief Financial Officer,
                              Secretary, and Director
   Jeffrey H. Lehman....  37 Executive Vice President and Director
   Wm. Dennis Ferguson..  54 Executive Vice President and Director
   Gregg S. Glaser......  38 Executive Vice President, Treasurer, and Director
   Harvey R. Heller.....  56 Director
   Curtis Sykora........  68 Director

  MARSHALL T. LEEDS, a co-founder of JWCFS, the predecessor of the Company, in 1983, also serves as President and Chief Executive Officer of certain of the Company's wholly-owned subsidiaries. Mr. Leeds is a past Chairman of Regional Investment Association, Inc. ("RIBA"), the country's largest association of independent broker-dealers involved in the underwriting of debt and equity securities, and he currently serves on the Independent Contractor Firm Committee of the Securities Industries Association.

  WILL K. WEINSTEIN was a co-founder of JWG Capital in 1989. Between 1982 and 1986, Mr. Weinstein was the managing partner and Chairman of the Investment Policy Committee of Montgomery Securities. From 1962 to 1976 he was with the investment firm of Oppenheimer & Co., where he ultimately became a member of the executive committee. From 1972 to 1976 Mr. Weinstein served as a Governor of the Midwest Stock Exchange. He is currently a Governor of the American Stock Exchange.

  PHILIP C. STAPLETON is also President of JWG Capital, which he co-founded in 1989. From 1983 to 1989 Mr. Stapleton was a partner of Montgomery Securities and was responsible for the Administration Department of that firm. He was employed by Morgan, Stanley & Co. from 1977 to 1983 as an Administrative Manager of the Capital Markets Division

  JOEL E. MARKS, the other co-founder of JWCFS, also serves as Executive Vice President of certain of the Company's wholly-owned subsidiaries. Mr. Marks is a Certified Public Accountant, and prior to 1983, he was employed in various capacities in both the audit and tax departments of the international accounting and consulting firm of Deloitte & Touche LLP. From 1987 to 1994, he served as Senior Vice President and Chief Financial Officer of Automobile Protection Corporation-APCO, an unaffiliated public corporation. From 1996 to 1998, Mr. Marks served as the Chairman of RIBA.

  JEFFREY H. LEHMAN is also Executive Vice President and Director of Corporate Finance of JWG Capital. From 1984 to 1996 he was employed by Ladenburg, Thalmann & Co. Inc., most recently as Managing Director of Mergers and Acquisitions. Mr. Lehman also served as a member of the Board of Directors and Management Committee of Ladenburg, Thalmann. He received his Masters in Business Administration from the Wharton School of the University of Pennsylvania in 1983.

  WM. DENNIS FERGUSON also serves as Executive Vice President of certain of the Company's wholly-owned subsidiaries. From July 21, 1990 to October 31, 1990, prior to its acquisition by the Company, Mr. Ferguson served as acting President and Chief Executive Officer of the predecessor company ("Old JWC Financial"), which was acquired by the Company on November 1, 1990. From 1981 to 1990, he held various executive positions at Old JWC Financial. Mr. Ferguson received a Bachelor of Science degree from Florida Southern College and attended Florida Atlantic University Graduate School. From 1978 to 1980, Mr. Ferguson was Area Vice President and Office Manager for the investment banking firm of Dean Witter Reynolds.

  GREGG S. GLASER also serves as Executive Vice President and Treasurer of certain of the Company's wholly-owned subsidiaries. Mr. Glaser is a Certified Public Accountant with a Bachelor of Science degree from the University of Florida. From 1981 to 1986, when he joined Old JWC Financial, Mr. Glaser was a senior auditor with the Fort Lauderdale office of the international accounting and consulting firm of Price Waterhouse LLP.

  HARVEY R. HELLER is President of Heller Brothers Packing Corporation, a family-owned enterprise engaged in growing and packing citrus fruit and vegetables, and has held such position for more than the past five years. Mr. Heller received his Bachelor of Science degree in economics from the Wharton School of Business of the University of Pennsylvania in 1964.

  CURTIS SYKORA has over 30 years of management experience with an emphasis on finance and real estate development, and has been retired for more than the past five years. As a self-employed business consultant, he remains active in these endeavors today. Mr. Sykora received his Masters in Business Administration from Harvard University School of Business in 1956.

  Since incorporation of the Company in January 1998, the Board of Directors has held one meeting, although it has taken certain actions by unanimous written consent of the directors. All the nominees for re-election as directors attended the Board meeting and all meetings of each committee on which they served that were held during their directorship.

BOARD COMMITTEES

  Audit Committee. The Audit Committee supervises independent audits of the Company and its subsidiaries and oversees the establishment of appropriate policies and internal accounting controls. Members are Messrs. Sykora, Heller, and Glaser. The Audit Committee has not met since appointment of its members in July 1998.

  The Audit Committee's principal functions include reviews of audit plans, scope of examinations and findings of the Company's independent public accountants; significant legal matters; internal controls; and the adequacy of insurance coverage. Further, it is the responsibility of this committee to recommend to the Board the annual appointment of the independent public accountants; to review the findings of external regulatory agencies; and to oversee the accounting policies used in preparing the Company's financial statements.

  Compensation Committee. The Compensation Committee oversees the Company's compensation polices and programs. Members are Messrs. Sykora, Heller, and Marks. The Compensation Committee met once since appointment of its members in July 1998. A subcommittee of the Compensation Committee, consisting of Messrs. Sykora and Heller, has been appointed to act with respect to certain matters of compensation to the Company's most highly compensated executive officers in order to comply with requirements of Section 162(m) of the Internal Revenue Code.

  The Compensation Committee reviews and approves the Company's general compensation policies and programs to maintain an environment that attracts and retains people of high capability, commitment, and integrity, while also providing incentive for executives and other personnel for the Company to contribute to the success and profitability of the Company for the benefit of its stockholders.

  Executive Committee. The Executive Committee, pursuant to authority delegated by the Board, from time to time considers certain matters in lieu of convening a meeting of the full Board, subject to any restrictions in applicable law related to the delegation of certain powers to a committee of the Board. Messrs. Leeds, Marks, and Stapleton comprise the members of the Executive Committee. The Executive Committee has not yet held a meeting.

  The Company does not have a standing nominating committee of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who beneficially own more than ten percent of the Company's Common Stock ("ten-percent stockholders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and with the AMEX. Officers, directors, and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it and information furnished to the Company by such persons, the Company believes that during the period from inception as a public company in June 1998 until the date of this proxy statement, all its officers, directors, and ten-percent stockholders complied with the Section 16(a) reporting requirements.

ARRANGEMENTS FOR BOARD AND MANAGEMENT

  Messrs. Leeds and Weinstein have agreed to vote the shares of Company Common Stock controlled by them (i) to cause the number of directors that constitutes the Company Board to be nine and (ii) in favor of five nominees designated by Mr. Leeds and four nominees designed by Mr. Weinstein. Messrs. Leeds and Weinstein have also agreed to use their respective best efforts to prevent the Company's Board of Directors from taking any action during the pendency of any vacancy in the Board unless the person that designated the director whose position is vacant fails to designate a replacement within 10 days of written notice by the Company to designate a person to fill the vacancy. The agreement will terminate on the earlier of (i) the written agreement of Messrs. Leeds and Weinstein; (ii) December 31, 2001; (iii) the dissolution, bankruptcy, or insolvency of the Company; or (iv) the date on which either Mr. Weinstein or Mr. Leeds controls less than 60% of the number of shares of Company Common Stock controlled by the other.

  In connection with the series of transactions between JWCFS and Wilmington Trust Company ("Wilmington"), as more fully described under "Certain Transactions" herein, JWCFS granted Wilmington the right to appoint one person to serve on its Board of Directors. The Company has agreed to honor that agreement. Wilmington has not yet exercised such right.

           PROPOSED ADOPTION OF THE 1998 STOCK OPTION AND AWARD PLAN
                       (ITEM NUMBER 2 ON THE PROXY CARD)

PURPOSE OF THE 1998 STOCK OPTION AND AWARD PLAN

  The Board of Directors voted to adopt the 1998 Stock Option and Award Plan (the "Stock Award Plan") on July 7, 1998, subject to stockholder approval. The Board of Directors is proposing that the Company's stockholders approve the Stock Award Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"). See "Compliance with Section 162(m) of the Internal Revenue Code" below.

  The Board of Directors believes that the Stock Award Plan will play an integral role in the ability of the Company to attract and retain key employees and directors and to provide incentives for such persons to promote the financial success of the Company. The following description of the material features of the Stock Award Plan is a summary and is qualified in its entirety by reference to the Stock Award Plan, a copy of which will be provided to any stockholder upon written request to the Company.

DESCRIPTION OF AWARDS

  Awards granted under the Stock Award Plan may be "incentive stock options" ("ISOs"), as defined in Section 422 of the IRC, "nonqualified stock options" ("NSOs"), shares of Common Stock ("stock awards"), shares of Common Stock that are initially nontransferable and subject to a substantial risk of forfeiture ("restricted stock awards"), shares of Common Stock (or an equivalent cash payment or a combination of Common Stock and cash) earned only upon the achievement of performance objectives set by the Board of Directors ("performance share awards"), or stock appreciation rights ("SARs"). ISOs may be granted only to full-time employees of the Company, including officers, approximately 900 persons. NSOs, stock awards, restricted stock awards, performance shares and SARs may be granted to any person employed by or performing services for the Company, including directors.

  The option price for each ISO may be not less than 100% of the fair market value of the Common Stock subject to the option. ISOs are also subject to certain limitations prescribed by the IRC, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock (a "principal stockholder") of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option. In addition, an ISO granted to a principal stockholder may not be exercisable more than five years from its date of grant. The Compensation Committee of the Board of Directors (or a subgroup of the Compensation Committee, in the case of option grants to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company) otherwise generally has discretion to set the terms and conditions of awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards; and to interpret and administer the Stock Award Plan. The Stock Award Plan limits the number of shares of Common Stock with respect to which any type of award may be granted to 1,500,000 shares. The maximum number of shares for which options (ISOs and NSOs), stock awards (including restricted stock), performance shares, or SARs may be granted to any individual during any calendar year is 250,000, subject to anti-dilution and similar provisions. The Board of Directors may at any time amend or terminate the Stock Award Plan, subject to applicable laws.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

  Section 162(m) of the IRC denies a deduction by an employer for certain compensation in excess of $1.0 million per year paid by a publicly traded corporation to the Chief Executive Officer or any of the four most highly compensated executive officers other than the Chief Executive Officer (the "Designated Executive Officers") at the end of the taxable year. Compensation with respect to stock options, including upon exercise of an NSO or upon a disqualifying disposition of an ISO, as described below under "Certain Federal Income Tax Consequences", or other compensation pursuant to the Stock Award Plan, will be excluded from this deduction limit if it satisfies certain requirements. The requirements include: (i) the stock option or right must be granted at an exercise price not lower than fair market value at date of grant (or the award must be made on account of the attainment of performance goals that meet the requirements of Section 162(m));
(ii) the stock option grant or other stock award must be made by a committee composed of two or more "outside directors" within the meaning of Section 162(m); (iii) the plan under which the award is granted must state the maximum number of shares with respect to which options or rights may be granted during a specified period to any individual; and (iv) the material terms pursuant to which the compensation is to be paid must be disclosed to, and approved by, stockholders in a separate vote prior to payment. The Stock Award Plan meets the requirements of paragraphs (i) through (iii) above, and approval of the Stock Award Plan by the Company's stockholders is being proposed in order to comply with requirement (iv), so that compensation with respect to stock options and stock awards may be excluded from the deduction limit under 162(m) of the IRC.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Under current tax law, a holder of an ISO under the Stock Award Plan does not, as a general matter, realize taxable income upon the grant or exercise thereof. (Depending upon the holder's income tax situation, however, the exercise of the ISO may have alternative minimum tax implications.) In general, a holder of an ISO will only recognize gain at the time that Common Stock acquired through exercise of the ISO is sold or otherwise disposed of. In that situation, the amount of gain that the optionee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale or other disposition exceeds the option price. If the optionee disposes of the stock after the required holding period--that is, no earlier than a date that is two years after the date of grant of the option and one year after the date of exercise--the gain is capital gain income. If disposition occurs prior to expiration of the holding period, the optionee will recognize ordinary income equal to the difference between the fair market value of the shares at the exercise date and the option price; any additional increase in the value of option shares after the exercise date will be taxed as capital gain. The Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

  An optionee will not realize income when an NSO option is granted to him or her. Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option price. Any such gain is taxed in the same manner as ordinary income in the year the option is exercised. Thereafter, any additional gain recognized upon the disposition of the shares of stock obtained by the exercise of an NSO will be taxed as short, mid, or long-term capital gain, depending on the optionee's holding period. The Company will not experience any tax consequences upon the grant of an NSO, but will be entitled to take an income tax deduction equal to the amount that the option holder includes in income (if any) when the NSO is exercised.

  Unless an election is made under Section 83(b) of the Code, the grant of an award of restricted stock will not be a taxable event for the holder thereof or result in a tax deduction for the Company at the time of grant. Upon the lapse or termination of restrictions on the award, the holder will recognize ordinary income equal to the fair market value of the portion of the restricted stock award no longer subject to the restrictions, less any amount of payment by the holder of such restricted stock award. Unless an earlier election is made under Section 83(b) of the Code, a participant will recognize income upon the settlement of a performance share award. The amount of such income will be equal to any cash that is paid and the fair market value of the Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. No income is recognized by a participant upon the grant of an SAR. The exercise of an SAR is generally a taxable event and the participant must generally recognize ordinary income equal to the sum of any cash that is paid and the fair market value of Common Stock that is received in settlement of an SAR. The Company will ordinarily be entitled to claim a federal income tax deduction upon the exercise of an SAR, the vesting of a stock award, and the settlement of a performance share award. The amount of the deduction is equal to the ordinary income recognized by the participant.

STOCK AWARD PLAN BENEFITS

  As of September 1, 1998, options for 217,000 shares of Common Stock had been granted under the Stock Award Plan, subject to stockholder approval. See "Executive Compensation--Nonsolicitation Agreements." No other options were granted to directors or executive officers of the Company. As of the same date, no restricted stock, performance shares, or SARs had been granted to any person, although Messrs. Leeds, Marks, and Stapleton, as participants in the Management Incentive Bonus Plan, described below and being submitted to stockholders for approval at the Annual Meeting, may receive a portion of their awards in restricted stock and/or options to purchase Common Stock granted under the Stock Award Plan. See "Approval of Management Incentive Bonus Plan--1998 Awards".

  Although no grants have been made or are specifically contemplated at the current time, the Company expects that the Compensation Committee of the Board will identify and select key employees from time to time, including in the near future, to receive grants under the Stock Award Plan.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

  The affirmative vote of holders of a majority of the shares of the Common Stock of the Company represented and voted at the Annual Meeting, assuming the presence of a quorum, is required to approve the Stock Award Plan.

  The Board of Directors, which unanimously approved the Stock Award Plan, recommends a vote "FOR" approval of the Stock Award Plan.

                  APPROVAL OF MANAGEMENT INCENTIVE BONUS PLAN
                       (ITEM NUMBER 3 ON THE PROXY CARD)

PURPOSE OF MANAGEMENT INCENTIVE PROGRAM

  The Board of Directors on July 7, 1998 adopted the Management Incentive Bonus Plan (the "Management Incentive Program"), subject to approval by the Company's stockholders. Stockholder approval is sought in order to qualify the Management Incentive Program under Section 162(m) of the IRC and thereby to allow the Company to deduct as performance-based compensation for federal income tax purposes all compensation paid under the Management Incentive Program to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the company (the "Designated Executive Officers"). See "Approval of the 1998 Stock Option and Award Plan-- Compliance with 162(m) of the Internal Revenue Code" for a more detailed description of Section 162(m) of the IRC.

  The Board of Directors believes that the Management Incentive Program will play a central role in providing incentives and rewarding key management personnel of the Company for achieving performance goals that promote the financial success of the Company and enhance value for the Company's stockholders. The following description of the material features of the Management Incentive Program is a summary and is qualified in its entirety by reference to the Management Incentive Program, a copy of which will be provided to any stockholder upon written request to the Company.

ADMINISTRATION AND ELIGIBILITY

  The Management Incentive Program will be administered by a committee designated by the Board of Directors (the "Program Committee") that meets the requirements of Section 162(m) of the IRC. The Program Committee has the right to delegate to the Chief Executive Officer or Chief Financial Officer of the Company administration of certain aspects of the Management Incentive Program as it relates to participants other than Designated Executive Officers. Persons eligible to participate in the Management Incentive Program are the executive officers of the Company and certain other employees of the Company and its affiliates who hold key management and staff positions, approximately 20 persons at the present time. Presently, the Compensation

Committee of the Board serves as the Program Committee, except that with respect to decisions concerning the Designated Executive Officers, its subcommittee comprised of Messrs. Sykora and Heller will serve as the Program Committee.

DETERMINATION OF AWARDS

  Prior to, or as soon as practical after, the commencement of each fiscal year, the Program Committee will establish the rules or guidelines applicable under the Management Incentive Program for that fiscal year (the "Program Rules") for one or more groups of eligible participants. Program Rules in general will establish performance goals relating to, among other things, increasing operating income and return on investment, increasing stockholder value, promoting growth and efficient use of resources, and achieving specific individual goals. In addition to establishing general Program Rules for the year, the Program Committee will determine (i) the individual executives to whom awards may be granted; (ii) the performance targets and the measurement criteria for individual awards; (iii) the percentage of an executive's base salary that may be paid as an award at specified levels of achievement of the performance targets; (iv) the conditions subject to which any incentive award may become payable; and (v) the form in which any award will be paid. The performance criteria applicable to Designated Executive Officers will include one or more of the following: operating income, return on investment, estimated earnings, net income, earnings per share, return on equity, return on assets (or net assets), pre-tax profit, market value of the Company's stock, and total stockholder return. The maximum incentive award payable to an executive in any year will be $2 million, which will be paid in such form as the Program Committee provides.

  Awards shall be approved by the Program Committee, subject to ratification by the Board of Directors. Any award may be decreased, in the Program Committee's discretion, based on such factors as the Program Committee may determine. The Program Committee may in its discretion grant awards to deserving executives, except those who are Designated Executive Officers, notwithstanding levels of achievement of performance criteria.

  The Program Committee may provide that, upon the occurrence of a Change in Control (as defined in the Management Incentive Program), the executive's incentive award for that year will be deemed to have been fully earned for the year, with performance at the target level and with no reductions for other factors. The Program Committee may also provide for payment of partial awards in the event of a Change in Control.

FORM OF PAYMENT OF AWARDS

  Awards will generally be paid in cash, unless the Program Committee specifies at the beginning of the year that some or all of the award will be paid in shares of common Stock (or that the executive can elect some or all of the award be paid in shares). The Program Committee may permit an executive to defer receipt of all or a portion of his award pursuant to a plan or program established by the Company.

AMENDMENT OR TERMINATION

  The Management Incentive Program may be amended, suspended, or terminated by the Program Committee at any time, subject to ratification by the Board of Directors. The Management Incentive Program will remain in effect until terminated by the Program Committee or the Board of Directors.

MATERIAL FEDERAL TAX CONSEQUENCES

  An award under the Management Incentive Plan will constitute ordinary taxable income to the participant in such year that the award is paid. Based on the Company's interpretation of Section 162(m) of the IRC, the Company will be entitled to a corresponding deduction.

1998 AWARDS

  For fiscal 1998, the Program Committee adopted Program Rules that provide for Messrs. Leeds, Marks, and Stapleton to be eligible to receive an award under the Management Incentive Program (subject to approval of the Management Incentive Program by stockholders) based on annual pre-tax profits of the Company. The Program Rules applicable to Messrs. Leeds, Marks, and Stapleton put into effect the "Executive Bonus Pool" provisions of the respective employment agreements of Messrs. Leeds, Marks, and Stapleton described below under "Executive Compensation--Employment Agreements". Thus, Messrs. Leeds, Marks, and Stapleton will receive 50%, 21.5%, and 28.5% of the Executive Bonus Pool for each year during the term of their respective employment agreements, subject to downward adjustment by the Program Committee to 35%, 5%, and 20%, respectively. The awards, if any, will be paid in cash after the 1998 fiscal year end, but 25% of such awards will (or with respect to Mr. Stapleton's award, may, at his option) be paid in a restricted stock award with the ability to exchange a portion of the restricted stock for options to purchase Common Stock granted under the Stock Award Plan or otherwise. The Executive Bonus Pool will be equal to 15% of the annual pre-tax profits of the Company, with 1998 representing pre-tax profits generated by the Company from June 12, 1998, the date of consummation of the Share Exchange, through December 31, 1998.

  The actual future benefits to be received by any participant in the Management Incentive Program, including Messrs. Leeds, Marks and Stapleton and other executive officers and directors, is not currently determinable because benefits are dependent upon year-end operating results that are not now known.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

  The affirmative vote of holders of a majority of the shares of the Common Stock of the Company represented and voted at the Annual Meeting, assuming the presence of a quorum, is required to approve the Management Incentive Program.

  The Board of Directors, which unanimously approved the Management Incentive Program, recommends a vote "FOR" approval of the Management Incentive Program.

                            EXECUTIVE COMPENSATION

  Information concerning compensation by JWCFS of its executive officers, who constitute executive officers of the Company, for the years 1997, 1996, or 1995 is contained in this proxy statement because the Company has not been organized for one full fiscal year and may be deemed the successor in interest to JWCFS. The full slate of executive officers of the Company is set forth under "Directors and Executive Officers" in this proxy statement, and information about employment agreements of certain Company executive officers is set forth under "--Employment Agreements" and "--Nonsolicitation Agreements".

  The following table sets forth the annual and long-term compensation for services rendered in all capacities to JWCFS and its subsidiaries for JWCFS' Chief Executive Officer and each of the other executive officers of JWCFS whose aggregate cash compensation exceeded $100,000 ("Named Executive Officers") during any of JWCFS' last three fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                              COMPENSATION
                                ANNUAL COMPENSATION            AWARDS(1)
                         ---------------------------------    ------------
   NAME AND PRINCIPAL                                           OPTIONS/    ALL OTHER
        POSITION         YEAR  SALARY    BONUS     OTHER          SARS     COMPENSATION
   ------------------    ---- -------- ---------- --------    ------------ ------------
Marshall T. Leeds....... 1997 $279,446 $1,110,895 $430,868(2)    75,000      $13,200(3)
 President and Chief     1996 $270,519 $1,246,612      --        75,000      $13,000
 Executive Officer       1995 $263,681 $1,050,672      --           --       $13,000
Joel E. Marks........... 1997 $180,775 $  388,813      --        26,250      $ 3,200(4)
 Chief Financial Officer 1996 $175,000 $  431,616      --        26,250      $ 3,000
 Executive Vice
  President              1995 $120,000 $  267,407      --           --       $ 3,000
Wm. Dennis Ferguson..... 1997 $120,000 $  194,977      --           --       $ 3,200(4)
 Executive Vice
  President              1996 $120,000 $  262,563      --         7,500      $ 3,000
                         1995 $120,000 $  180,199      --           --       $ 3,000
Gregg S. Glaser......... 1997 $128,594 $   85,450      --        11,250      $ 3,200(4)
 Treasurer and Executive 1996 $125,253 $   72,696      --        11,250      $ 3,000
 Vice President          1995 $122,592 $   56,408      --           --       $ 3,000

--------
(1) There were no payouts of long-term compensation during the fiscal year.

(2) Represents gross-up for the payment of taxes upon exercise of stock options.

(3) Includes $10,000 for tax return preparation and financial services of JWCFS' matching contribution of $3,200 with respect to JWCFS' 401(k) plan.

(4) Represents JWCFS matching contribution with respect to JWCFS' 401(k) plan.

                               ----------------

  Company directors that are not employed by the Company or any subsidiary or affiliate receive an annual retainer of $5,000 and $750 and $500 per Board and Committee meeting attended, respectively, as well as reimbursement for travel and related expenses incurred in connection with attendance at meetings of the Board of Directors and Board Committees. Directors that are employed by the Company or any of its subsidiaries or affiliates are not compensated for service on the Board or a committee thereof, but are reimbursed for travel and related expenses incurred in connection with attending meetings.

  The following tables show, as to JWCFS' Chief Executive Officer and Named Executive Officers, certain information with respect to options granted to them by JWCFS.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)


  The following table sets forth further information on grants of stock options during 1997 by JWCFS, all of which have been assumed by the Company and now relate to shares of Company Common Stock, to the Named Executive Officers. No SARs were granted during 1997.

                                                                             POTENTIAL
                                                                         REALIZABLE VALUE
                                                                         AT ASSUMED ANNUAL
                                                                          RATES OF STOCK
                                                                               PRICE
                                                                         APPRECIATION FOR
                                        INDIVIDUAL GRANTS                 OPTION TERM(1)
                         ----------------------------------------------- -----------------
                          NUMBER OF    % OF TOTAL
                         SECURITIES     OPTIONS     EXERCISE
                         UNDERLYING    GRANTED TO    OR BASE
                           OPTIONS     EMPLOYEES      PRICE   EXPIRATION
  NAME                   GRANTED (#) IN FISCAL YEAR ($/SHARE)    DATE       5%      10%
  ----                   ----------- -------------- --------- ---------- -------- --------
Marshall T. Leeds ......   75,000         16.7       $9.075    9/16/02   $187,941 $415,299
Joel E. Marks ..........   26,250          5.8       $9.075    9/16/02   $ 65,779 $145,355
Gregg S. Glaser ........   11,250          2.5       $8.250    9/16/02   $ 25,642 $ 56,663

--------
(1) Illustrates the value that may be realized upon the exercise of options immediately prior to the expiration of their term, assuming specified compound rates of appreciation on JWCFS' common stock over the five year term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance. The assumed annual rates of appreciation of five and ten percent would result in the per share price of JWCFS' common stock increasing to $11.58 and $14.61, respectively. Over the period from 1992 through 1997, the market price for JWCFS' common stock increased at a compound annual rate of approximately 34%. As part of the Share Exchange, the Company assumed the outstanding JWCFS options. As of September 8, 1998, the closing sales price of the Company Common Stock on AMEX was $7.00.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth further information with respect to option exercises during 1997 and unexercised stock options held by the Named Executive Officers at December 31, 1997.

                                                NUMBER OF
                                               SECURITIES         VALUE OF
                                               UNDERLYING        UNEXERCISED
                                               UNEXERCISED      IN-THE-MONEY
                                               OPTIONS AT        OPTIONS AT
                                            DECEMBER 31, 1997 DECEMBER 31, 1997
                         SHARES                    (#)             ($)(1)
                       ACQUIRED ON  VALUE   ----------------- -----------------
                        EXERCISE   REALIZED EXERCISABLE (E)/  EXERCISABLE (E)/
NAME                       (#)       ($)    UNEXERCISABLE (U) UNEXERCISABLE (U)
----                   ----------- -------- ----------------- -----------------
Marshall T. Leeds.....   112,500   $618,750      75,000(E)        $534,900(E)
                                                 75,000(U)        $191,250(U)
Joel E. Marks.........       --         --       26,250(E)        $187,222(E)
                                                 26,250(E)        $ 66,938(U)
Wm. Dennis Ferguson...    15,000   $ 86,955      52,500(E)        $491,775(E)
                                                    -- (U)        $    -- (U)
Gregg S. Glaser.......       --         --       11,250(E)        $ 84,803(E)
                                                 11,250(U)        $ 37,969(U)

--------
(1) At December 31, 1997, the closing price of JWCFS' Common Stock on AMEX was $11.625. As part of the Share Exchange, the Company assumed the outstanding JWCFS options. As of September 8, 1998, the closing sales price of the Company Common Stock on AMEX was $7.00.

EMPLOYMENT AGREEMENTS

  Messrs. Leeds, Stapleton, Marks, and Glaser. The Company has entered into an employment agreement with each of Messrs. Leeds, Stapleton, Marks, and Glaser pursuant to which Mr. Leeds is employed as Chairman of the Board, President, and Chief Executive Officer of the Company, Mr. Stapleton is employed as Chief Operating Officer of the Company, Mr. Marks is employed as Executive Vice President and Chief Financial Officer of the Company, and Mr. Glaser is employed as Executive Vice President of the Company.

  The term of the agreement for each of Messrs. Leeds, Stapleton, and Marks extends to December 31, 2001, and extends to December 31, 2000 for Mr. Glaser, and is automatically extended for successive one-year terms thereafter unless either party gives six-months' prior written notice to the other party of its election not to extend the term. Messrs. Leeds', Stapleton's, Marks', and Glaser's base annual salaries are $500,000, $250,000, $250,000, and $250,000, respectively, with an annual cost of living increase, if applicable.

  In addition, the agreements require the Company to establish an executive bonus pool (the "Executive Bonus Pool"), which has been established in the form of the Management Incentive Bonus Plan, that is described above and proposed for stockholder approval at the Annual Meeting, pursuant to which an aggregate of 15% of the Company's annual pre-tax profits will be paid to Messrs. Leeds, Marks, and Stapleton. Messrs. Leeds, Stapleton and Marks will be eligible to receive 50%, 28.5%, and 21.5%, respectively, of the Executive Bonus Pool as determined by the committee of the Board of Directors responsible for the Executive Bonus Pool of the Company, subject to downward adjustment to 35%, 20%, and 5%, respectively, at the discretion of such committee. Pursuant to Mr. Glaser's agreement, the Company will pay an annual bonus to him equal to 0.616% of the Company's consolidated pre-tax income. In addition, the Company will issue to Mr. Glaser options, which will expire in 2008, to purchase 60,000 shares of Company Common Stock at an exercise price of $10.50 per share. Twenty thousand options will vest on the date of grant and 20,000 options will vest on each of June 16, 1999 and 2000.

  If the Company (i) terminates the employment of Messrs. Leeds, Stapleton, Marks, or Glaser other than for cause or as a result of the death or disability of any such person; (ii) reduces his authority, duties, or standing within the Company without his consent; or (iii) experiences a change of control (as defined) without his consent and he subsequently terminates his employment, then the Company will pay to such person an amount equal to his aggregate base annual salary for the remainder of the term of his employment agreement (or a minimum of 12 months) and bonus payments to which he would have been entitled for the remainder of the term had his employment not terminated, and all outstanding stock options held by such person will become fully vested.

  Will K. Weinstein. The Company has also entered into an employment agreement with Mr. Weinstein that extends to December 31, 2001, providing for his employment as Vice Chairman of the Company. Mr. Weinstein's employment agreement calls for Mr. Weinstein to use his best efforts, in the course of his business and personal activities: (i) to promote the interests of the Company and its subsidiaries and affiliates; (ii) to convey information regarding the Company and its subsidiaries and affiliates to potential customers and clients; and (iii) to facilitate contacts and communications between the Company and its subsidiaries and affiliates and potential clients and customers. Mr. Weinstein will devote such reasonable amount of time to the promotion of the Company's interests as he deems is necessary to discharge his duties in good faith, with the understanding that he shall not be required to work full time or keep regular or specified office hours or provide his services at a particular location. Mr. Weinstein's agreement is not automatically extended after December 31, 2001.

  The Company will pay Mr. Weinstein incentive compensation based upon the gross income received by the Company related to retail and institutional accounts serviced by Mr. Weinstein and investment banking fees generated by the Company from transactions with respect to which Mr. Weinstein made the introduction that led to the transactions. Subject to certain limitations, Mr. Weinstein will receive an annual accountable allowance for expenses incurred in connection with furtherance of the business of the Company in the amount of $450,000. If the Company terminates the employment of Mr. Weinstein for any reason other than cause, death, or disability then (i) the Company will pay to Mr. Weinstein the amount of any accrued but unpaid incentive compensation that otherwise would become payable to Mr. Weinstein if there had been no termination and any amount reimbursable for expenses incurred prior to termination; (ii) the Company will pay to Mr. Weinstein a lump sum allowance which would otherwise be payable through December 31, 2001, absent the termination; and (iii) all outstanding stock options held by Mr. Weinstein will become fully vested.

  Additionally, on each of the annual anniversary dates of the commencement of Mr. Weinstein's employment on which he remains employed by the Company, the Company will transfer to Mr. Weinstein 20% of the $3.5 million aggregate face amount of certain term life insurance policies upon Mr. Weinstein's life. The remainder of such life insurance will be transferred to Mr. Weinstein on December 31, 2001 if Mr. Weinstein remains employed by the Company at such date. Mr. Weinstein will be responsible for paying the premiums upon such portions of the life insurance policies as he owns.

NONSOLICITATION AGREEMENTS

  Messrs. Leeds and Marks entered into nonsolicitation agreements with the Company for a period of seven years (the "Nonsolicitation Agreements"). In connection with those agreements and in consideration for Messrs. Leeds' and Marks' agreements to terminate the financial terms of their employment agreements with JWCFS in connection with the Share Exchange, the Company agreed to make certain payments to each of them (the "Special Payments"). Messrs. Leeds and Marks agreed to accept their respective Special Payments in the form of one-half cash and one-half restricted shares of JWGenesis Common Stock. The Special Payments consist of cash payments in four equal installments, the first paid in July 1998 and the remaining installments to be paid on January 15, 1999, 2000 and 2001, in the amounts of $533,750 and $215,000 each for Messrs. Leeds and Marks, respectively. If the employment of either Messrs. Leeds or Marks is terminated for any reason other than cause, any unpaid cash installment due to him must be paid within 30 days of termination. In addition, restricted shares of JWGenesis Common Stock will be issued to Messrs. Leeds and Marks, subject to forfeiture as described below, having a value (based on 80% of the average closing price of the JWCFS Common Stock for the 10 consecutive trading days immediately preceding consummation of the Combination) equal to $2,135,000 in the case of Mr. Leeds and $860,000 in the case of Mr. Marks. Twenty-five percent of the shares issued to Messrs. Leeds and Marks will vest on January 15, 2002 and an additional twenty-five percent on each January 15 in 2003 through 2005. All unvested shares of Messrs. Leeds or Marks will be subject to forfeiture at any time there is a violation of his respective Nonsolicitation Agreement. In the event of a change in control of the Company, all such shares become immediately vested, and the forfeiture provisions with respect to such shares will no longer be in force.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Marks, Sykora, and Heller were appointed as members of the Company's Compensation Committee in July 1998. While Mr. Marks is Executive Vice President and Chief Financial Officer of the Company, neither Mr. Sykora nor Mr. Heller is an officer or former officer of the Company.

                             CERTAIN TRANSACTIONS

  In January 1996, JWCFS obtained an unsecured $2,500,000 revolving line of credit from Wilmington Trust Company ("Wilmington") for general corporate purposes (the "Wilmington Facility"). The Wilmington Facility matures on December 31, 2002, at which time all outstanding borrowings plus all accrued and unpaid interest will become due and immediately payable. Borrowings under the Wilmington Facility bear interest at Wilmington's National Commercial Rate, with interest payments due monthly in arrears. The Company is required to maintain certain debt covenants, including (i) minimum stockholders' equity equal to at least $7,000,000, plus 30% of net income for all future fiscal quarters, plus 75% of the net proceeds from any Common Stock issuances and
(ii) net income, as defined, in excess of $1,500,000 for any four quarters within any consecutive nine-quarter period. In connection with the Share Exchange, the Company assumed the obligations of JWCFS under the Wilmington Facility, including obligations of JWCFS with respect to board membership, the Wilmington Warrant and the Wilmington Marketing Agreement, all described in the next paragraph. At August 31, 1998, the balance outstanding under the Wilmington Facility was $1.5 million.

  In connection with the Wilmington Facility, Wilmington has the right to designate one person to serve on the Company's Board of Directors, which right Wilmington has not yet exercised. In addition, JWCFS entered into a Marketing Agreement with Wilmington Trust FSB (the "Wilmington Marketing Agreement") and granted W T Investments, Inc. a warrant, which has been assumed by the Company and now relates to the purchase of up to 400,000 shares of the Company's Common Stock at any time prior to December 31, 2002 (the "Wilmington Warrant") at an exercise price of $11.30. The Wilmington Marketing Agreement provides that the Company will market certain products and services, initially personal trust and asset management services, provided by Wilmington Trust FSB to the Company's brokers, clients, and prospects.

                               PERFORMANCE GRAPH

  The following graph demonstrates the performance of the cumulative total return to JWCFS stockholders of JWCFS' Common Stock during the period 1992 through 1997 in comparison to the cumulative total return on The Nasdaq Stock Market and the cumulative total return for Nasdaq Financial Stocks. The trading of JWCFS' Common Stock was moved in May 1997 from The Nasdaq Stock Market to AMEX. In addition, as a result of the Share Exchange, after June 12, 1998, the listing of JWCFS's Common Stock on AMEX became a listing of Company Common Stock. The stock performance graph is included in this proxy statement because JWCFS is deemed the predecessor of the Company for accounting and certain other purposes.
                                      LOGO

                      JW CHARLES FINANCIAL SERVICES, INC.
                                                     PERIOD ENDING
                                          ------------------------------------
INDEX                                      12/31/92     12/31/93     12/31/94
------------------------------------------------------------------------------
JW Charles Financial Services, Inc.         100.00        94.14        94.14
NASDAQ - Total US                           100.00       114.79       112.21
NASDAQ Financial Index                      100.00       116.23       116.50
                                                     PERIOD ENDING
                                          ------------------------------------
INDEX                                      12/31/95   12/31/96   12/31/97
------------------------------------------------------------------------------
JW Charles Financial Services, Inc.          98.59     270.63     410.34
NASDAQ - Total US                           158.69     195.18     239.58
NASDAQ Financial Index                      169.67     217.50     332.27

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  Price Waterhouse Coopers LLP ("Price") has examined and reported upon the financial statements of JWCFS for the fiscal year ended December 31, 1997 and has been selected by the Board of Directors to examine and report upon the financial statements of the Company for the year ending December 31, 1998. Price has no direct or indirect interest in the Company or any affiliate of the Company. A representative of Price is expected to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

                STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

  The Company expects that its 1999 Annual Meeting will take place in June 1999. Stockholders who wish to present proposals appropriate for consideration at the Company's 1999 Annual Meeting must submit the proposals in proper form to the Company at its address set forth on the first page of this proxy statement no later than January 15, 1999 in order for the proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. The Company must be notified of any other stockholder proposal intended to be presented for action at the meeting not later than 45 days before the day and month of mailing proxy statements in 1999, which mailing is expected to occur in May 1999, or else proxies may be voted on such proposal at the discretion of the person or persons holding those proxies.

                                 OTHER MATTERS

  All of the expenses involved in preparing, assembling and mailing this proxy statement and the materials enclosed herewith and soliciting proxies will be paid by the Company. It is estimated that such costs will be nominal. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.

  The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

  Stockholders are urged to fill in, date and sign the accompanying form of proxy and return it to the Company as soon as possible.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          LOGO
                                          Joel E. Marks
                                          Secretary

                                   APPENDIX A

                     GENESIS MERCHANT GROUP SECURITIES, LLC

Independent Auditors Report..............................................  A-1
Statements of Financial Condition at December 31, 1997 and 1996..........  A-2
Statements of Operations for the years ended December 31, 1997, 1996 and
 1995....................................................................  A-3
Statements of Changes in Members' Capital for the years ended December
 31, 1997, 1996 and 1995.................................................  A-4
Statements of Cash Flows for the years ended December 31, 1997, 1996 and
 1995....................................................................  A-5
Notes to Financial Statements............................................  A-6
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... A-11

                         INDEPENDENT AUDITOR'S REPORT

January 30, 1998

Members
Genesis Merchant Group Securities, LLC
San Francisco, CA 94133

  We have audited the accompanying statements of financial condition of Genesis Merchant Group Securities, LLC as of December 31, 1997 and 1996, and the related statements of operations, changes in Members' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genesis Merchant Group Securities, LLC as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/S/ LALLMAN, FELTMAN, SHELTON & PETERSON, P.A.
Ketchum, Idaho

                       STATEMENTS OF FINANCIAL CONDITION

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
                                    ASSETS
Assets:
  Cash and cash equivalents.............................. $2,588,927 $  259,523
  Receivables from brokers and dealers...................  1,477,415  2,697,287
  Readily marketable securities owned, at market value...  2,281,085    466,882
  Not readily marketable securities owned, at market
   value.................................................    269,440    683,812
  Furniture, equipment, and leasehold improvements, net
   of accumulated depreciation of $1,381,452 and
   $1,233,377, respectively..............................  1,207,914  1,215,593
  Secured demand note from related party.................    256,882        --
  Other..................................................    139,620    664,748
                                                          ---------- ----------
                                                          $8,221,283 $5,987,845
                                                          ========== ==========
                 LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
                     MEMBERS' CAPITAL, AND MEMBERS' CAPITAL
Liabilities:
  Accounts payable....................................... $  553,976 $  981,282
  Payable to brokers and dealers.........................  1,185,138    460,688
  Securities sold, not yet purchased, at market value....    179,871    298,805
  Payables to related parties............................        --     455,000
  Subordinated borrowings from related party.............    256,882        --
                                                          ---------- ----------
                                                           2,175,867  2,195,775
                                                          ---------- ----------
  Mandatorily redeemable preferred members' capital        1,275,174  1,288,778
                                                          ---------- ----------
  Commitments and contingencies (Note 3)
  Members' Capital.......................................  4,770,242  2,503,292
                                                          ---------- ----------
                                                          $8,221,283 $5,987,845
                                                          ========== ==========


               The accompanying Notes to Financial Statements are
                an integral part of these financial statements.

                            STATEMENTS OF OPERATIONS

                                                  YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                               1997        1996        1995
                                            ----------- ----------- -----------
Revenues:
  Commissions.............................. $18,073,683 $11,518,563 $12,834,210
  Commissions-related parties..............   5,281,000   4,748,000   3,208,000
  Market making and principal transactions,
   net.....................................   3,371,904   1,932,159   4,462,836
  Investment banking.......................   2,759,567   2,633,040     857,502
  Unrealized gain from not readily
   marketable securities...................         --      292,775   5,413,048
  Interest and dividends...................     565,113     533,313     590,199
  Other....................................     518,501     622,693     222,180
                                            ----------- ----------- -----------
                                             30,569,768  22,280,543  27,587,975
                                            ----------- ----------- -----------
Expenses:
  Commission and floor brokerage...........  10,097,656   6,324,226   7,795,721
  Personnel and employee benefits..........   9,329,277   8,726,101   8,253,440
  Communications...........................   1,529,390   1,279,141   1,581,035
  Occupancy and equipment rental...........     765,032     622,290     429,339
  General and administrative...............   5,022,403   4,840,238   3,908,160
                                            ----------- ----------- -----------
                                             26,743,758  21,791,996  21,967,695
                                            ----------- ----------- -----------
Net income................................. $ 3,826,010 $   488,547 $ 5,620,280
                                            =========== =========== ===========


               The accompanying Notes to Financial Statements are
                an integral part of these financial statements.

                   STATEMENTS OF CHANGES IN MEMBERS' CAPITAL

                                                       MANDATORILY
                                                       REDEEMABLE
                                                        PREFERRED
                                                        MEMBERS'     MEMBERS'
                                                         CAPITAL      CAPITAL
                                                       -----------  -----------
Partners' Capital, January 1, 1995.................... $      --    $ 7,597,938
  Contributions of capital............................        --         66,000
  Distributions of capital............................        --     (4,823,987)
  Net income..........................................        --      5,620,280
                                                       ----------   -----------
Partners' Capital, December 31, 1995..................        --      8,460,231
                                                       ----------   -----------
  Contributions of capital............................        --      1,916,680
  Transfer to mandatorily redeemable preferred........  1,988,993    (1,988,993)
  Distributions of capital............................   (791,551)   (6,281,837)
  Net income..........................................     91,336       397,211
                                                       ----------   -----------
Members' Capital, December 31, 1996...................  1,288,778     2,503,292
                                                       ----------   -----------
  Contributions of capital............................        --        127,664
  Transfer to mandatorily redeemable preferred........    385,766      (385,766)
  Distributions of capital............................   (477,245)   (1,223,083)
  Net income..........................................     77,875     3,748,135
                                                       ----------   -----------
Members' Capital, December 31, 1997................... $1,275,174   $ 4,770,242
                                                       ==========   ===========


               The accompanying Notes to Financial Statements are
                an integral part of these financial statements.

                            STATEMENTS OF CASH FLOWS

                                            FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  -----------
Operating activities:
  Net income............................  $ 3,826,010  $   488,547  $ 5,620,280
  Adjustment to reconcile net income to
   cash provided (used) by operating
   activities:
    Depreciation........................      267,947      354,711      336,000
    Unrealized gain from not readily
     marketable securities..............          --      (292,775)  (5,413,048)
  Change in assets and liabilities:
    Receivables from brokers and
     dealers............................    1,219,872      252,901   (1,275,547)
    Securities owned, at market value...   (1,814,203)    (147,294)   2,419,395
    Other assets........................      525,128     (460,221)     582,393
    Accounts payable....................     (427,305)     563,114      (34,209)
    Payable to brokers and dealers......      724,450      (44,974)     458,511
    Securities sold, net yet purchased..     (118,934)    (544,765)    (318,170)
    Payables to related parties.........     (455,000)     452,530       (6,030)
                                          -----------  -----------  -----------
      Net cash flows provided by
       operating activities.............    3,747,965      621,774    2,369,575
                                          -----------  -----------  -----------
Investing activities
  (Purchase of) proceeds from not
   readily marketable securities........     (244,440)    (393,358)     132,310
  Acquisition of secured demand note
   from related party...................     (256,882)         --           --
  Purchase of furniture, equipment, and
   leasehold improvements...............     (260,268)    (468,004)    (473,226)
                                          -----------  -----------  -----------
      Net cash flows used in investing
       activities.......................     (761,590)    (861,362)    (340,916)
                                          -----------  -----------  -----------
Financing activities
  Acquisition of subordinated debt......      256,882          --           --
  Distributions paid to members.........   (1,041,517)  (1,623,694)  (4,071,836)
  Contributions received from members...      127,664    1,916,680       66,000
                                          -----------  -----------  -----------
      Net cash flows (used) provided by
       financing activities.............     (656,971)     292,986   (4,005,836)
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................    2,329,404       53,398   (1,977,177)
Cash and cash equivalents, beginning of
 year...................................      259,523      206,125    2,183,302
                                          -----------  -----------  -----------
Cash and cash equivalents, end of year..  $ 2,588,927  $   259,523  $   206,125
                                          ===========  ===========  ===========
Supplemental information:
  Cash paid for interest................  $     3,853  $       --   $       --
                                          ===========  ===========  ===========
Noncash transactions:
  Distributions of not readily
   marketable securities to members.....  $  (658,812) $(5,449,694) $  (752,151)
                                          ===========  ===========  ===========
  Transfer of members' capital to
   mandatorily redeemable preferred
   members' capital.....................  $   385,766  $ 1,988,993  $       --
                                          ===========  ===========  ===========

                The accompany Notes to Financial Statements are an integral part of these financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Description of Operations

  Genesis Merchant Group Securities, LLC (the "Firm") a California limited liability company, commenced operations on March 16, 1989. The Firm, formerly organized as a limited partnership, became a limited liability company ("LLC"), which is an unincorporated association of members, on July 1, 1996. The Firm will continue to operate until March 31, 1999 unless the members elect otherwise.

  The Firm is a broker/dealer in securities with customers throughout the United States. The Firm's primary office is in San Francisco and it maintains a secondary office in New York City. The Firm's services include investment banking and investment advisory services. The Firm introduces all of its trades, on a fully-disclosed basis, to other broker/dealers and is therefore exempt from SEC Rule 15c3-3 under provisions provided for in subparagraph
(k)(2)(ii).

 Management Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash, including cash in banks and money market funds.

 Receivable from Brokers and Dealers

  The Firm's receivable from brokers and dealers consists primarily of amounts due from other broker/dealers for trades initiated by the Firm and executed and cleared by these other broker/dealers. These amounts due from other broker/dealers are typically received shortly after the accounting period in which they are recorded and the Firm has not experienced any significant uncollectible accounts receivable.

 Securities Owned and Securities Sold, Not Yet Purchased

  Securities owned and securities sold, not yet purchased are recorded at market value with unrealized gains or losses reflected in income currently.

  Included in securities owned are not readily marketable securities. These securities are defined as securities (a) for which there is no market on a securities exchange or no independent publicly quoted market, (b) that cannot be publicly offered or sold unless registration has been effected, and/or (c) that cannot be offered or sold because of other arrangements, restrictions, or conditions applicable to the securities or to the Firm. These securities are carried at their estimated fair value as determined by management with unrealized gains and losses included in income.

 Furniture, Equipment and Leasehold Improvements

  Assets classified as furniture, equipment, and leasehold improvements are shown at historical cost and are being depreciated over their estimated useful lives of five to ten years using accelerated and straight-line methods.

 Income Taxes

  The financial statements do not reflect a provision or liability for federal or state income taxes since under the Internal Revenue Code, an LLC is treated as a partnership. Accordingly, the individual Members report their share of the Firm's income on each member's individual tax return.

 Revenue Recognition

  The Firm recognizes all income and expenses relating to security transactions on a trade date basis and the net realized gain or loss on sales of securities is determined on a first-in, first-out (FIFO) cost basis. Investment banking revenue is recognized as follows: Management fees are recognized on offering date and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

 Reclassification

  Certain amounts from prior years have been reclassified to conform to the current year presentation. These reclassifications are not material to the financial statements.

2. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized and not recognized in the statement of financial condition.

  The Firm's securities owned and securities sold, not yet purchased are carried at market value.

  Management estimates that the aggregate net fair value of other financial instruments recognized on the statement of financial condition (including cash and cash equivalents and receivables and payables) approximates their carrying value, as such financial instruments are short-term in nature, bear interest at current market rates or are subject to repricing.

3. COMMITMENTS AND CONTINGENCIES:

  The Firm rents office space under noncancelable operating leases. Rental expense under the leases approximated $663,600, $560,000 and $402,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Future minimum rental payments under these leases are as follows:

     1998............................................................ $  663,600
     1999............................................................    669,600
     2000............................................................    669,600
     2001............................................................    605,600
     2002............................................................    516,000
                                                                      ----------
                                                                      $3,124,400
                                                                      ==========

  The Firm has entered into an operating lease for certain furniture. The terms of this lease call for monthly payments aggregating $69,500 annually through December 2000.

  In the ordinary course of business, the Firm regularly enters into agreements for the use of quotation, trading, and other services. These agreements are typically for periods of one year or less.

  The Firm is involved in various claims and possible actions arising out of the normal course of its business. Although the ultimate outcome of these claims cannot be ascertained at this time, it is the opinion of the Firm, based on knowledge of facts and advice of counsel, that the resolution of such claims and actions will not have a material adverse effect on the Firm's financial condition or results of operations.

  The Firm has adopted a Profit Sharing 401(k) Plan. The Plan is a defined contribution plan which provides for voluntary employee contributions as well as discretionary matching allocations by the employer as set forth by the Plan. The Plan covers substantially all full-time employees who meet the Plan's eligibility requirements as defined by the Plan. As of December 31, 1997, no employer contributions had been made to the Plan.

4. SECURED DEMAND NOTE/SUBORDINATED BORROWINGS

  Subordinated borrowings consist of a loan from a member of the Firm, which is due by July 31, 1998 and bears interest at 6% per annum, payable quarterly. The Firm has a secured demand note receivable from this same member in an amount equal to the subordinated borrowing; this note is collateralized with marketable securities.

  The subordinated borrowings are available in computing net capital under the SEC's uniform net capital rule. To the extent that such borrowings are required for the Firm's continued compliance with minimum net capital requirements, they may not be repaid.

5. RELATED PARTY TRANSACTIONS:

 Receivables from and payables to related parties

  Periodically, the Firm advances certain payments on behalf of Seneca Capital Management, LLC (Seneca), an investment advisor which was controlled by a member and provides services to Seneca. These amounts are reimbursed to the Firm on a regular basis and, as such, no interest is charged. Total fees earned from these services amounted to $327,000, $574,000 and $222,000 for the years ended December 31, 1997, 1996 and 1995, respectively. On July 17, 1997, the majority interest in Seneca was purchased by an unrelated party; subsequent to this date, Seneca was no longer considered a related party.

  The Firm periodically borrows money from Genesis Merchant Group, L.P., a registered investment advisor controlled by members of the Firm.

 Combined Revenues

  The Firm has a number of customers who are related parties. Commissions earned from these customers amounted to approximately $5,281,000, $4,748,000 and $3,208,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

 Expenses paid on behalf of related parties

  In exchange for providing brokerage services, the Firm has also agreed to pay certain operating expenses on behalf of customers who are related parties. These expenses are included in general and administrative and amounted to approximately $1,522,000, $1,226,000 and $678,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

6. MANDATORILY REDEEMABLE PREFERRED MEMBERS' CAPITAL:

  Mandatorily redeemable preferred members' capital consists of Class C and Class D membership interests, as defined in the Members' agreement. These interests are specifically allocated a cumulative, priority return of net profits equal to 7% of their remaining capital balances. The basis of the Class C interests was determined at the date of the reduction of the member's profits interest in the Firm and was based upon the proportionate decrease in the affected member's capital balance. The basis of Class D interests is determined at the time of the termination of their employment by the Firm or their reduction in profit allocation and is based upon their capital balance at time of employment termination or reduction of profit allocation.

  Class C interests are to be redeemed over a five year period and Class D interests over a two year period. For the year ended December 31, 1997 and 1996, respectively, a total of $385,766 and $426,294 of members' equity was converted to Class D interests. For the year ended December 31, 1996, a total of $1,562,699 was converted to Class C interests. If these payments become in arrears, no distributions to other members may occur until the payments to Class C and D members become current. The aggregate amount of redemption requirements, including profit allocation, are as follows:

     1998............................................................ $  468,000
     1999............................................................    477,000
     2000............................................................    272,000
     2001............................................................    153,000
                                                                      ----------
                                                                      $1,370,000
                                                                      ==========

7. DISTRIBUTIONS TO MEMBERS:

  Included in distributions to members are cash distributions and distributions of not readily marketable securities. Pursuant to the Members agreement in effect at the time of the distributions, the distributions of not readily marketable securities were specifically allocated to certain partners/members. On January 17, 1998, an additional cash distribution of $933,000 was paid to members.

8. NET CAPITAL REQUIREMENTS:

  The Firm is subject to the Securities and Exchange commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and provides for certain ratios of aggregate indebtedness to net capital, both as defined. The Firm has consistently operated in excess of the minimum net capital requirements imposed by these rules.

  Net capital positions of the Firm were as follows:

                                                             DECEMBER 31,
                                                          --------------------
                                                             1997       1996
                                                          ----------  --------
   Net capital as a percent of aggregate debit items.....      27.45%   279.06%
   Net capital........................................... $4,129,017  $679,759
   Required net capital.................................. $  156,000  $250,000

9. CREDIT RISK CONCENTRATION AND OFF-BALANCE SHEET RISK:

 Securities sold, not yet purchased

  Securities sold, not yet purchased represent obligations of the Firm to deliver the specified financial instrument at the contracted price, and thereby create a liability to repurchase the financial instrument in the market at the then prevailing price. Accordingly, these transactions result in off-balance sheet risk as the Firm's ultimate obligation to satisfy the sale of securities sold, not yet purchased may exceed the amount recognized on the statement of financial condition.

 Concentrations

  As of December 31, 1997, substantially all of the amounts receivable from brokers and dealers is due from either ABN AMRO Chicago Corp. or BT Alex Brown. Cash and securities deposited with clearing brokers and dealers is held by ABN AMRO Chicago Corp. and the amounts shown as cash and cash equivalents are held by a single bank.

 Credit risk

  As a securities broker and dealer, the Firm is engaged in various securities underwriting, brokerage, and trading activities. These services are provided to a diverse group of investors. A portion of the Firm's securities transactions are collateralized and executed with and on behalf of other institutional investors, including other brokers and dealers. The Firm's exposure to credit risk associated with the non-performance of these customers and counterparties in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets, which may impair customers' and counterparties' abilities to satisfy their obligations to the Firm.

10. SUBSEQUENT EVENTS:

  On March 9, 1998, the Firm executed an Amended and Restated Agreement and Plan of Combination (the "Combination Agreement") with JW Charles Financial Services, Inc. ("JWCFS"). Under the structure of this transaction, the two firms will combine to create a new holding company with the name "JWGenesis Financial Corp." ("JWGenesis"). The Combination Agreement contemplates, among other things, that (i) JWGenesis will acquire the outstanding shares of JWCFS Common Stock, pursuant to a statutory share exchange, in exchange for shares of JWGenesis Common Stock, on a one-for-one basis, with the result that JWCFS will become a wholly-owned subsidiary of JWGenesis and each issued and outstanding share of JWCFS will be exchanged for and become the right to receive one share of JWGenesis Common Stock and (ii) Genesis Members holding at least 90% of the Genesis Membership Interests will exchange such interests for up to 1,500,000 shares of JWGenesis Common Stock with the result that Genesis will become at least a 90% owned limited liability company of JWGenesis.

  The Combination, which will be accounted for as a purchase, is expected to be completed during 1998 and is subject to approval by the shareholders of JWCFS as well as other customary conditions of closing.

                    GENESIS MERCHANT GROUP SECURITIES, LLC
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS--THREE YEARS ENDED DECEMBER 31, 1997

  The following discussion and analysis of financial condition and results of operations presents significant factors affecting Genesis Merchant Group Securities, LLC ("Genesis") during the years ended December 31, 1997, 1996 and 1995. The discussion and analysis should be read in conjunction with the financial statements of Genesis and related notes and with the other financial information concerning Genesis appearing elsewhere in this proxy statement.

  The financial information provided below has been rounded in order to simplify its presentation. However, the percentages are calculated using the detailed information contained in the consolidated financial statements of Genesis and the notes thereto concerning Genesis included elsewhere in this proxy statement.

  The following table sets forth summary data for the years ended December 31, 1997, 1996 and 1995. Operating results for any period are not necessarily indicative of the results for any future period.

                                                YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                          1997     %     1996     %     1995
                                         (000'S) CHANGE (000'S) CHANGE (000'S)
                                         ------- ------ ------- ------ -------
Revenues:
Commissions............................. $18,073   57   $11,519  (10)  $12,834
Commissions--related parties............   5,281   11     4,748   48     3,208
Market making and principal
 transactions, net......................   3,372   75     1,932  (57)    4,463
Investment banking......................   2,760    5     2,633  207       858
Unrealized gains from not readily
 marketable securities..................     --   --        293  (95)    5,413
Interest and dividends..................     565    6       533  (10)      590
Other...................................     519  (17)      623  181       222
                                         -------  ---   -------  ---   -------
Total Revenues.......................... $30,570   37   $22,281  (19)  $27,588
                                         =======  ===   =======  ===   =======
Expenses:
Commissions and floor brokerage......... $10,098   60   $ 6,324  (19)  $ 7,796
Personnel and employee benefits.........   9,329    7     8,726    6     8,253
Communications..........................   1,529   20     1,279  (19)    1,581
Occupancy and equipment rental..........     765   23       622   45       429
General and administrative..............   5,023    4     4,840   24     3,908
                                         -------  ---   -------  ---   -------
Total Expenses.......................... $26,744   23   $21,791   (1)  $21,967
                                         =======  ===   =======  ===   =======

  Revenues of Genesis exceeded $30 million in 1997, compared to $22 million in 1996 and $28 million in 1995. This increase in revenue in 1997 was largely due to the fact that Genesis increased its focus on, and the level of resources devoted to, its institutional client base, coupled with strong equity markets. The decrease in revenues in 1996 compared to 1995 was due to a restructuring of Genesis in 1996, explained in more detail below.

  A significant portion of the business activities of Genesis consists of providing brokerage processing services ("BPS") to its clients. BPS includes the provision of trading processing services and administrative services to investment managers and investment partnerships.

  BPS revenues (approximately $3.5 million) and corporate finance activities (approximately $2.6 million) contributed to the growth of the revenues of Genesis in 1997. In 1997, the commissions earned by Genesis, including from related parties, grew 44% to $23.3 million from $16.3 million in 1996, due primarily to the increased coverage by Genesis of its institutional client base and the resulting increased revenues from its BPS activities.

  Approximately $5 million of the decrease in the revenues of Genesis in 1996, as compared to 1995, arose out of the fact that 1996 was a transition year for Genesis. In 1996, Genesis realigned several of its business divisions in order to better provide for future growth, including its research and corporate finance groups. As a result, Genesis was not able to increase its coverage of its institutional client base in 1996 and build relationships for growth, resulting in only a 1% increase in commissions for 1996 over 1995 commissions.

  Over the last three years, Genesis experienced an increase in BPS revenues from affiliates with increased assets under management, creating a more stable revenue stream than traditional transaction-oriented investment banking and trading revenues. BPS revenues attributable to related parties accounted for $533,000 of the increase in revenues in 1997 as compared to 1996.

  Market making and principal transactions, net, which consists of net inventory and investment gains and losses, syndicate sales credits and underwriting income, increased by 75% from 1996 to 1997 and decreased by 57% from 1995 to 1996 for the reasons discussed below.

  Net inventory and investment losses, which result from the purchasing or selling securities by Genesis to facilitate customer transactions, declined to $1.0 million in 1997, compared to $1.5 million in 1996. This decrease was due to better risk management by Genesis in employing capital to facilitate customer transactions. Syndicate sales credits, or the selling concession received by Genesis on securities sold in an underwriting, in 1997 were $3.2 million, representing 17% growth over 1996 levels of $2.7 million. Increased research coverage by Genesis facilitated its participation in the selling groups of an increased number of public offerings. Syndicate sales credits increased 91% from $1.4 million in 1995 to $2.7 million in 1996 due to increased public offering activity. In 1997, the underwriting income of Genesis reflecting the increased activity in the public underwriting arena, was $1.1 million (gross of expenses), a 60% increase from $700,000 in 1996. This increase represents the results of the increased resources devoted by Genesis to research and investment banking operations. An 18% increase in underwriting income of Genesis from 1995 to 1996 reflected the increased efforts of Genesis to enhance its public underwriting presence.

  Investment banking income of Genesis, generated from public and private offering (approximately $1.4 million) as well as merger and acquisition activities (approximately $1.4 million), was $2.8 million in 1997, up 5% from its 1996 level of $2.6 million. Due to the lag time between the 1995 and early 1996 addition by Genesis of revenue-producing investment bankers and the closing of merger and acquisitions transactions, investment banking income fees increased over 200% from 1995 to 1996.

  Unrealized gains from not readily marketable securities, which represents gains attributable to the increase in value of warrant and option positions acquired by Genesis and distributed to its members, fluctuates from year to year based upon the performance of such positions and the decision by Genesis to distribute such securities to its members.

  Although expenses grew during 1997 as a result of Genesis' overall revenue growth, expense growth trailed revenue growth. The resulting increased operating margin of 14% for 1997, compared to 1% for 1996 and 1995, was largely attributable to increased efficiency at Genesis throughout 1997.

  Commission and floor brokerage expenses of Genesis, consisting primarily of the cost to execute and settle transactions, equaled $10.1 million in 1997, a 60% increase over 1996 levels of $6.3 million. This increase directly relates to the increase in commission revenue for the same period. The decrease in commission and floor brokerage expenses from 1995 to 1996 occurred as a result of the negotiation by Genesis of more favorable clearing contracts and execution arrangements with the clearing and executing firms utilized by Genesis.

  Total personnel expenses for Genesis were $9.3 million in 1997 as compared to $8.7 million in 1996, a 7% increase. The increase in total personnel expenses for 1997, as well as the increase in total personnel expenses for 1996 over 1995, is attributable to revenue growth and increased competitiveness in the marketplace for financial service professionals.

  Communications expenses of Genesis, comprised of telephone and quotation expenses, increased to $1.5 million in 1997, a 20% increase over 1996 levels. This approximately $250,000 increase in costs is primarily attributable to the expansion of the internal and external communication and information systems utilized by Genesis (approximately $250,000), but also reflects increased usage as a result of Genesis' higher volume of business. The reduction of communication expenses from 1995 to 1996 is attributable to the successful negotiation of a variety of contracts for communication services.

  Occupancy and equipment rental expenses of Genesis showed steady increases from 1995 to 1997 due, in large part, to the opening by Genesis of its New York office in the summer of 1996.

  General and administrative expenses, which consist primarily of travel expenses, dues and subscriptions, office supplies and other expenses of a similar nature, increased to $5.0 million in 1997 compared to $4.8 million in 1996 and $3.9 million in 1995. The net increase in 1997 is primarily attributable to a significant increase in travel expenses (approximately $137,000) due to an increase in sales efforts by professionals and the opening by Genesis of its New York City office, and a decrease in certain other operating expenses due to increased controls and efficiency of Genesis.

LIQUIDITY AND CAPITAL RESOURCES

  Genesis maintains a liquid balance sheet. A majority of the assets of Genesis consists of cash, securities and receivables from broker dealers. The total assets of Genesis can fluctuate significantly depending largely upon general economic and market conditions, volume of business activity by Genesis, and underwriting and trading commitments of Genesis. The ability of Genesis to support increases in its total assets is a function of its ability to generate funds internally and its ability to obtain short term borrowings.

  At December 31, 1997, Genesis had members' capital of approximately $4,770,000, representing an increase of $2.3 million from its members' capital at December 31, 1996. Also, at December 31, 1997, Genesis had cash and cash equivalents of $2.6 million. Genesis believes that its internally generated funds will be sufficient to fund its financial requirements for the foreseeable future based on its current level of operations and planned growth. Should Genesis significantly expand its capital expenditures or enter into any long-term commitments, Genesis may need to obtain additional capital to support such activities and to comply with regulatory requirements. If Genesis should find that its ability to generate funds internally is insufficient to satisfy its future capital needs, Genesis will require additional financing from outside sources.

  Genesis is subject to the Securities and Exchange Commission's Uniform Net Capital Rule (Rule 15c3-1 under the Securities Exchange Act of 1934) which requires the maintenance of minimum net capital and requires that the ratio of the aggregate indebtedness of Genesis to the net capital of Genesis (excess net capital) as defined by the rules, not exceed 15 to 1. As of December 31, 1997, Genesis had aggregate indebtedness of $1.1 million and net capital of $4.1 million, yielding excess net capital of $4.0 million and a ratio of 0.27 to 1. Accordingly, at December 31, 1997, Genesis complied with the applicable capital requirements of Rule 15c3-1.

  During the year ended December 31, 1997, Genesis generated cash flow from operating activities of $3.7 million, compared to approximately $622,000 for the year ended December 31, 1996 and $2.4 million for the year ended December 31, 1995. The increase in cash flow from operating activities in 1997 was due to the net income of Genesis for 1997. The decrease in cash flow from operating activities for the year ended December 31, 1996 was due to the reduction in cash and securities deposited with clearing brokers.

  Net cash used in investing activities was $762,000 for the year ended December 31, 1997, compared to $861,000 for the year ended December 31, 1996. The increase in net cash used in investing activities of $520,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 was primarily due to investment in non-marketable securities.

  Net cash provided by (used in) financing activities was ($657,000) for the year ended December 31, 1997 compared to $293,000 for the year ended December 31, 1996 and ($4.0 million) for the year ended December 31, 1995. The variations in net cash provided by (used in) financing activities for those years reflect the distribution to the members of Genesis of income (approximately $6,700,000) as well as the contribution of new capital (approximately $2,100,000) by the members of Genesis.

LOGO
                           JWGENESIS FINANCIAL CORP.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 13, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned having received notice of the Annual Meeting of Stockholders and revoking all prior proxies, hereby appoints MARSHALL T. LEEDS and JOEL E. MARKS, and each of them, attorneys or attorney of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to attend the Annual Meeting of Stockholders of JWGenesis Financial Corp. (the "Company") to be held at the Company's executive offices, 980 North Federal Highway, Suite 310, Boca Raton, Florida on October 13, 1998 at 10:00 A.M., Eastern Time, and any postponement or adjournment thereof, and to vote and act upon the following matters in respect to all shares of Common Stock of the Company that the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present:
  1. Election of Directors

   Marshall T. Leeds, Will K. Weinstein, Philip C. Stapleton, Joel E. Marks, Jeffrey H. Lehman, William Dennis Ferguson, Gregg S. Glaser, Harvey R. Heller, and Curtis Sykora

  [_] FOR ALL NOMINEES FOR DIRECTORS LISTED ABOVE (EXCEPT AS MARKED TO THE CONTRARY).
  [_] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.
  [_] WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE. WRITE NAME(S)
  BELOW.
           ---------------------------------------------------------

  2. Approval of the 1998 Stock Option and Award Plan

  [_] FOR APPROVAL OF THE STOCK OPTION AND AWARD PLAN
  [_] AGAINST APPROVAL OF THE STOCK OPTION AND AWARD PLAN
  [_] ABSTAIN

  3. Approval of the Management Incentive Bonus Plan

  [_] FOR APPROVAL OF THE MANAGEMENT INCENTIVE BONUS PLAN
  [_] AGAINST APPROVAL OF THE MANAGEMENT INCENTIVE BONUS PLAN
  [_] ABSTAIN

  4. In accordance with their best judgment with respect to any other business as may properly come before the meeting or any postponement, adjournment, or adjournments thereof.


LOGO

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND INDICATED HEREIN. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY OF THE MATTERS LISTED ABOVE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL OF EACH SUCH MATTER, INCLUDING FOR EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE, AND THE PROXIES IN THEIR DISCRETION WILL VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OR ADJOURNMENTS THEREOF.
  Attendance of the undersigned at the Annual Meeting or any postponement or adjournment thereof will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to vote such shares in person.

                                             Dated: _________, 1998
                                              BE SURE TO DATE THE
                                                     PROXY

                                             ----------------------
                                                  (SIGNATURE)

                                             If shares are held by
                                             more than one owner,
                                             each must sign.
                                             Executors,
                                             administrators,
                                             trustees, guardians,
                                             and others signing in
                                             a representative
                                             capacity should give
                                             their full titles.

                                             THIS PROXY IS SOLICITED ON BEHALF
                                             OF THE BOARD OF DIRECTORS. PLEASE
                                             SIGN ABOVE AND RETURN IN THE
                                             ENCLOSED POSTAGE-PAID ENVELOPE.